UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 10, 2018

SVMK INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	001-38664	80-0765058
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Curiosity Way, San Mateo, California 94403

(Address of Principal Executive Offices, Including Zip Code)

(650) 543-8400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On October 10, 2018, SVMK Inc., a Delaware corporation (the “Company”), entered into a Refinancing Facility Agreement (the “Refinancing Agreement”) pursuant to which the Amended and Restated Credit Agreement, dated as of April 13, 2017 (the “Existing Credit Agreement”), by and among the Company, SurveyMonkey Inc., a wholly-owned subsidiary of the Company, as the borrower (“SurveyMonkey”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, was amended and restated in its entirety (as so amended and restated, the “Restated Credit Agreement”).

The Restated Credit Agreement provides for a $220.0 million term loan facility that was issued at par and a $75.0 million revolving loan facility, with a $25.0 million letter of credit sublimit and a $5.0 million swingline loan sublimit. The Restated Credit Agreement contains an expansion option permitting SurveyMonkey, subject to the satisfaction of certain requirements, to arrange with existing lenders and/or new lenders for them to provide new revolving and/or term loan commitments up to an aggregate amount equal to $50.0 million plus an amount that will not result in the Company’s first lien secured leverage ratio exceeding a specified threshold. Proceeds of loans made under the Restated Credit Agreement may be used for working capital and general corporate purposes.

Upon the closing of the Restated Credit Agreement, after giving effect to the borrowings made on the closing date under the Restated Credit Agreement, SurveyMonkey had outstanding $220.0 million in principal amount of term loans and no outstanding revolving loans. The new term loan, together with cash on hand, was used to repay or refinance principal, interest and fees under the existing term loan and revolving loan facilities provided by the Existing Credit Agreement and fees and expenses payable in connection with the closing of the Restated Credit Agreement.

Revolving loans bear interest, at SurveyMonkey’s option, at the base rate plus a spread of 0.75% to 1.50% or an adjusted LIBO Rate (based on one week or one, two, three or six-month interest periods) plus a spread of 1.75% to 2.50%, in each case with such spread being determined based on the Company’s leverage ratio for the preceding four fiscal quarter period. Term loans bear interest, at SurveyMonkey’s option, at the base rate plus a spread of 2.75% or the adjusted LIBO Rate plus a spread of 3.75%. The base rate means the highest of JPMorgan Chase Bank, N.A.’s prime rate, the federal funds rate plus a margin equal to 0.50% and the adjusted LIBO Rate for the relevant interest period plus a margin equal to 1.00%.    Interest is due and payable in arrears quarterly for loans bearing interest at the base rate and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the adjusted LIBO Rate. SurveyMonkey is also obligated to pay other customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees for a credit facility of this size and type.

Term loans will be repaid in quarterly principal installments of $550,000, with any remaining principal, together with all accrued and unpaid interest, due and payable on October 10, 2025. SurveyMonkey may borrow, repay and reborrow funds under the revolving loan facility until October 10, 2023, at which time the revolving facility will terminate, and all outstanding loans under such facility, together with all accrued and unpaid interest, must be repaid. Amounts not borrowed under the revolving facility will be subject to a commitment fee, to be paid in arrears on the last day of each fiscal quarter, ranging from 0.250% to 0.375% per annum determined based on the Company’s leverage ratio for the preceding four fiscal quarter period.

SurveyMonkey’s obligations under the Restated Credit Agreement are guaranteed by the Company and certain of its subsidiaries meeting materiality thresholds set forth in the Restated Credit Agreement. The obligations of SurveyMonkey and the guarantors are secured by substantially all of their respective assets, subject to certain exceptions and limitations. On the closing date for the Restated Credit Agreement, there were no subsidiary guarantors.

The Restated Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions, repurchase stock, enter into restrictive agreements and enter into sale and leaseback transactions, in each case subject to customary exceptions for a credit facility of this size and type. The Company is also required to maintain compliance with a leverage ratio, determined in accordance with the terms of the Restated Credit Agreement.

The Restated Credit Agreement includes customary events of default that include, among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Restated Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Restated Credit Agreement at a per annum rate equal to 2.00% above the otherwise applicable interest rate.

Certain of the lenders under the Restated Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing descriptions of the Refinancing Agreement and the Restated Credit Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01	Other Events.

On October 10, 2018, the Company issued a press release announcing that it has entered into the Refinancing Agreement and the Restated Credit Agreement. A copy of the press release is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

10.1	Refinancing Facility Agreement, dated as of October 10, 2018, by and among SurveyMonkey Inc., as borrower, SVMK Inc., as guarantor, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders.

10.2	Second Amended and Restated Credit Agreement, dated as of October 10, 2018, by and among SurveyMonkey Inc., as borrower, SVMK Inc., as guarantor, the lenders party thereto and JPMorgan Chase Bank, N.A.

99.1	Press release issued by SurveyMonkey Inc. entitled “SurveyMonkey Amends Credit Facility, Reduces Debt By Over $100M” dated October 10, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 12, 2018	SVMK INC.

	By:	/s/ Timothy J. Maly
Timothy J. Maly Chief Financial Officer and Chief Operating Officer